EX-10.9
                                EMPLOYMENT AGREEMENT

Mr. Francois Draper
PO Box 11
Beaconsfield, Quebec
H9W 5T6                                                     June 12, 2000

Dear Mr. Draper,

Further to our recent discussion, it is my pleasure to confirm an Offer of Employment with "Platforms International Corporation"
(PIC), upon your acceptance of this letter, as Executive Vice President and Chief Operating Officer (EVP & COO), for a period of three (3) years, effective June 15, 2000.

1.  EMPLOYMENT TERMS

The terms of your employment will be as follows:

Compensation:

Your annual salary will be set at US $180,000, paid monthly, and will be reviewed annually on the anniversary date of this contract. You will be eligible for an Annual Performance Bonus, to be determined at a later date.

Employee Stock Plan

Restricted shares in PIC will be vested to you as follows:

     - 500,000 shares will be vested to you immediately upon signing;

     - an additional 1 million shares each year, during the 1st year, 2nd year and 3rd year, to be vested to you quarterly;

     - If, for any reason PIC were to be sold or bought out, all shares remaining as stated above will be vested to you automatically.

Allowances & Benefits

     - You will be provided with a "Class A" car allowance for your personal and business use. This allowance will cover the costs of a lease/purchase for this vehicle, as well as insurance operating and maintenance expenses for the vehicle;

     - You will be furnished with an apartment at company expense, covering rental and utility expenses;

     - You will be given an allowance to cover the costs of an "executive package" medical and dental plan;

     - You will be reimbursed for expenses relating to a relocation to the United States, if required, including the following;

     - Guaranteed sale price for your home, based on the average value of three independent evaluations;

     - Lawyer, brokerage and/or real estate fees for the sale of your home;

     - Moving expenses for your furniture and effects;

     - Transportation costs for you and your dependents:

A holiday package once per year and free of tax: 2 tickets business class and an additional US $15,000.00.

You will be provided with Taxation Services through the Company CPA.

2. COMPANY EXPENSES

You will be reimbursed for reasonable business related travel and living expenses in accordance with PIC's policy.

3.  SEVERANCE PACKAGE

At the conclusion of your employment with PIC, on year's annual salary will be given to you as a severance amount in full and final settlement of its obligations toward you employment.

I trust this appropriately describes our intent. If you accept this offer, please sign a duplicate of this letter and return the same by July 1, 2000.

4.  SURVIVING MEMBER BENEFITS

It is agreed that in the event of Mr. Draper's demise, within the timeframe of this contract, all benefits due to him will be paid in full to his named beneficiary, Mrs. Valerie Elizabeth Draper, his spouse; or in the event of his primary beneficiary's coincidental death, all benefits due to him will be paid in full to his secondary beneficiaries, equally, Mr. Kristina Kathleen Draper and Mr. Marc Eric Thomas Draper.

Yours sincerely,


/s/  William Martin                                     Date:   7/19/00
William Martin
CEO, Platforms International Corp.


/s/  Robert Perry                                       Date:   7/19/00
Robert Perry
President, Platforms International Corp.


Accepted:


/s/  Francois M. Draper                                 Date:  7/19/00
Francois M. Draper